ChromaDex Corporation Reports First Quarter 2023 Financial Results
Record net sales of $22.6 million, with a strong gross margin of 59.9%, lower operating expenses, and a net loss and Adjusted EBITDA loss of only $1.9 million and $0.1 million, respectively, for the three months ended March 31, 2023.

LOS ANGELES, CA - May 10, 2023 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the first quarter of 2023.

First Quarter 2023 and Recent Highlights
•Total net sales were $22.6 million, up 31% from the prior year quarter, with $17.6 million from Tru Niagen®.
•Strong gross margin of 59.9% and a $2.8 million reduction in operating expenses, reflecting financial discipline.
•Selling and marketing expense as a percentage of net sales was 34.9% versus 47.7%, an improvement of 1,280 basis points from the prior year quarter, while investing in a strategic brand building event.
•General and administrative expense decreased $2.5 million from the prior year quarter.
•Net loss was $1.9 million or $(0.03) per share, an improvement of $0.08 per share from the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, was a loss of only $0.1 million, a $4.4 million improvement from the prior year quarter.

“In the first quarter of fiscal 2023, we achieved $22.6 million in revenue and generated $2.8 million in positive operating cash flows,” said ChromaDex Chief Executive Officer, Rob Fried. “We raised the conservative end of our 2023 revenue outlook to 12.5% growth and, importantly, are seeing significant opportunities for future growth that are not reflected in this outlook."

Results of operations for the three months ended March 31, 2023 compared to the prior year quarter

ChromaDex reported a net sales increase of 31%, or $5.3 million, to $22.6 million. The increase in net sales was largely driven by growth in sales of Tru Niagen® and growth in Niagen® ingredient sales.

Gross margin percentage declined 110 basis points to 59.9%. The decline in gross margin percentage is largely attributable to a shift in business mix as well as modest cost inflation, partially offset by overall scale.

Operating expense decreased 15%, or $2.8 million, to $15.5 million driven by a $2.5 million reduction in general and administrative expense due to lower legal fees, share-based compensation and severance and restructuring costs.

Net loss was $1.9 million, or $0.03 loss per share, compared to a net loss of $7.7 million or $0.11 loss per share for the first quarter of 2022. Adjusted EBITDA, a non-GAAP measure, approached break-even with a loss of only $0.1 million, a $4.4 million improvement from Q1 2022. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net loss, the most directly comparable GAAP measure.

Net cash inflow from operating activities was $2.8 million compared to a cash outflow of $7.2 million in the prior year quarter, largely due to improvements in net loss of $5.8 million paired with changes in working capital.

2023 Full Year Outlook

Looking forward, for the full year, the Company expects at least 12.5% revenue growth year-over-year. The conservative end of the Company’s outlook reflects prevailing macroeconomic uncertainty and only considers recurring, steady revenue growth from the e-commerce business and established partnerships, as well as upside from new partnerships realized in the first quarter. However, potential upside lies within new partnerships, channels, and products. The Company projects that gross margin will remain stable year over year as cost savings initiatives are expected to largely offset continued inflationary pressures. Moreover, further optimization, coupled with new and focused customer acquisition strategies are expected to result in reduced selling and marketing expense as a percentage of net sales. The Company plans to increase investments in research and development to drive innovation and expects a reduction in general and administrative expense of $1 to $2 million year over year.

Investor Conference Call
A live webcast will be held Wednesday, May 10, 2023 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s first-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on May 10, 2023 through 11:59 p.m. Eastern time on May 17, 2023. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2023 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
+1(949) 356-1620
InvestorRelations@ChromaDex.com

Media Relations
Kendall Knysch
Director of Media Relations
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@ChromaDex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2023	2022
(In thousands, except per share data)
Sales, net	$22,556	$17,259
Cost of sales	9,038	6,727
Gross profit	13,518	10,532
Operating expenses:
Sales and marketing	7,874	8,237
Research and development	1,193	1,078
General and administrative	6,419	8,949
Total operating expenses	15,486	18,264
Operating loss	(1,968)	(7,732)

Nonoperating income (expenses):
Interest income (expense), net	66	(8)
Net loss	$(1,902)	$(7,740)

Basic and diluted loss per share attributable to common stockholders:	$(0.03)	$(0.11)
Basic and diluted weighted average common shares outstanding	74,796	68,314

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$23,141	$20,441
Trade receivables, net of allowances of $499 and $122, respectively; Including receivables from Related Party of: $3.5 million and $3.1 million, respectively	9,221	8,482
Inventories	11,908	14,677
Prepaid expenses and other assets	2,295	2,967
Total current assets	46,565	46,567

Leasehold improvements and equipment, net	2,689	2,799
Intangible assets, net	630	671
Right-of-use assets	3,352	3,523
Other long-term assets	532	497
Total assets	$53,768	$54,057

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,951	$9,679
Accrued expenses	8,610	7,337
Current maturities of operating lease obligations	697	680
Current maturities of finance lease obligations	17	16
Customer deposits	148	157
Total current liabilities	18,423	17,869
Deferred revenue	3,955	3,955
Operating lease obligations, less current maturities	3,353	3,539
Total stockholders’ equity	28,017	28,672
Total liabilities and stockholders’ equity	$53,768	$54,057

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(In thousands)	2023	2022
Net cash provided by / (used in):
Operating activities	$2,792	$(7,198)
Investing activities	(91)	(25)
Financing activities	(1)	(3)
Net increase (decrease) in cash and cash equivalents	2,700	(7,226)
Cash and cash equivalents beginning of period	20,441	28,219
Cash and cash equivalents at end of period	$23,141	$20,993

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

Net loss, as reported	$(1,902)	$(1,418)	$(985)	$(6,397)	$(7,740)
Adjustments:
Interest (income) expense, net	(66)	(26)	5	10	8
Depreciation	228	221	235	212	201
Amortization of intangibles	41	43	44	50	49
Amortization of right of use assets	171	191	170	169	299
Share-based compensation	1,273	1,326	1,229	1,296	1,888
Severance and restructuring	186	13	181	17	821
Other income - Employee Retention Tax Credit	—	—	(2,085)	—	—
Adjusted EBITDA	$(69)	$350	$(1,206)	$(4,643)	$(4,474)

Non-GAAP Financial Information:
To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. ChromaDex believes the presentation of such non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) Other income from the Employee Retention Tax Credit. While ChromaDex believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.